Exhibit (a)(7)

STEWARD FUNDS, INC.

ARTICLES SUPPLEMENTARY

STEWARD FUNDS, INC., a Maryland corporation having its principal office in Maryland in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Board of Directors of the Corporation, pursuant to unanimous consent adopted [Date], adopted resolutions to: (a) eliminate two series, including their classes, that have no shares of either class outstanding by reallocating to other series and classes all shares of those series, including their classes; (b) add one new series with two classes of shares; and (c) reallocate the Corporation’s total authorized but unissued Common Shares so as to decrease the authorized Common Shares allocated to certain series and classes and to increase authorized Common Shares allocated to other series and classes, including to the new series and its classes, as indicated below, such changes to be effective November 30, 2016. The two series, including their classes, which are being eliminated pursuant to (a), above, are as follows:

Steward Multi-Manager Equity Fund -- Individual Class and Institutional Class

Steward Short-Term Select Bond Fund -- Individual Class and Institutional Class

The new series being added pursuant to (b), above, including its classes, is:

Steward Small-Mid Cap Enhanced Index Fund – Individual Class and Institutional Class

SECOND: Pursuant to the Corporation’s Articles of Incorporation dated May 11, 1992, as amended and supplemented to date, as of immediately prior to such elimination of two series and their classes, addition of one new series with two classes, and reallocation of authorized but unissued Common Shares among the series and classes, the total number of Common Shares of all series and classes that the Corporation was authorized to issue was two hundred million (200,000,000) Common Shares, par value of one tenth of one cent ($0.001) per share and having an aggregate par value of two hundred thousand dollars ($200,000), classified as follows:

Name of Series	Number of Shares; Class Allocation
	Individual Class	Institutional Class
Steward Global Equity Income Fund	7,500,000	37,500,000
Steward Select Bond Fund	7,500,000	37,500,000
Steward International Enhanced Index Fund	7,500,000	37,500,000
Steward Large Cap Enhanced Index Fund	7,500,000	37,500,000
Steward Multi-Manager Equity Fund	45,000	19,000,000
Steward Short-Term Select Bond Fund	5,000	950,000

THIRD: As of immediately subsequent to such elimination of two series, addition of one series and with two classes, and reallocation of authorized but unissued Common Shares among the series and classes, effective November 30, 2016, the total number of Common Shares of all series and classes that the Corporation is authorized to issue is two hundred million (200,000,000) shares of Common Shares, par value of one tenth of one cent ($0.001) per share and having an aggregate par value of two hundred thousand dollars ($200,000), classified as follows:

Name of Series	Number of Shares; Class Allocation
	Individual Class	Institutional Class
Steward Global Equity Income Fund	5,500,000	39,362,500
Steward Select Bond Fund	4,016,700	39,362,500
Steward International Enhanced Index Fund	4,016,700	39,362,500
Steward Large Cap Enhanced Index Fund	4,016,700	39,362,500
Steward Small-Mid Cap Enhanced Index Fund	12,499,900	12,500,000

FOURTH: The decrease of authorized but unissued shares of certain classes of the Corporation and the increase of authorized but unissued shares of other classes pursuant to these Articles Supplementary, as well as the reclassification of authorized but unissued shares to a new series, has been ordered by the Board of Directors under the authority contained in the charter of the Corporation and in accordance with Sections 2-105(c) and 2.208.1 of the Maryland General Corporation Law. The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

FIFTH: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the series and classes of Common Shares of stock described in Article THIRD hereof shall be as set forth in the Corporation’s Articles of Incorporation, as amended and supplemented, and shall be subject to all provisions of such Articles of Incorporation relating to shares of the Corporation generally, including those set forth in Articles 5.4 and 5.5 of such Articles of Incorporation.

The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath herein, the undersigned President acknowledges that to the best of his knowledge, information and belief such matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused this instrument to be signed in its name and on its behalf by its President, Michael L. Kern III, CFA, and attested to by its Secretary, Patricia Mims, on the 17th day of November, 2016.

ATTEST:	STEWARD FUNDS, INC.
/s/ Patricia Mims	By:	/s/ Michael L. Kern III
Patricia Mims	Michael L. Kern III, CFA
Secretary	President

(SEAL)